Mercedes Romero
Via Email
December 22, 2020
Dear Mercedes:
Primo Water Corporation (the “Company”) recently amended and restated its Severance and Non-Competition Plan (the “Plan”), which is incorporated by reference in your July 27, 2020 Offer Letter (“Offer Letter”). We believe that, in the aggregate, the changes made to the Plan are favorable to you, including an increase to the severance multiplier used to determine the amount of severance pay to which you are eligible under the Plan.

Given the Plan amendments, the Company seeks to amend Section 4.2 of your Offer Letter, which currently provides that you are entitled to benefits under the Plan as a “Level 2 Employee” if your employment terminates as result of an Involuntary Termination (as defined in the Plan). Specifically, the reference to “Level 2 Employee” in Section 4.2 of your Offer Letter shall be replaced with “Level 3 Employee,” such that, upon your execution of this letter agreement, Section 4.2 of your Offer Letter shall read as follows:

4.2.    Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) as a “Level 3 Employee” in the event your employment terminates as a result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan, a copy of which is attached).

Note that your change from a Level 2 to Level 3 Employee provides you with a higher severance multiplier (1.0) than you had under the previous stated Plan (0.75).

All other terms and conditions of your Offer Letter shall remain unchanged. A copy of the amended and restated Plan is attached. Please acknowledge your understanding and agreement with these changes to your Offer Letter by signing below.

Yours truly,

Thomas Harrington

Chief Executive Officer

I acknowledge and agree that Section 4.2 of my Offer Letter has been amended as described in this letter and that all other terms of my Offer Letter remain unchanged.

__________________________________                ____________
Mercedes Romero                            Date